Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Tarsus Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(r)	3,593,750(2)	$32.00	$115,000,000	0.00014760	$16,974.00
Fees to Be Paid	Equity	Pre-funded warrants to purchase common stock	Rule 457(r)	312,500	$32.00 (3)	— (3)	0.00014760	$—
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$115,000,000		$16,974.00
	Total Fees Previously Paid							—
	Total Fee Offsets							$—
	Net Fee Due							$16,974.00

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-277523), which was filed on February 29, 2024.

(2)	Includes 468,750 shares of common stock that the underwriters have an option to purchase and 312,500 shares of common stock that are issuable upon the exercise of pre-funded warrants referenced below.
(3)

Represents the sum of the pre-funded warrants sales price of $31.9999 per pre-funded warrant and the exercise price of $0.0001 per share of common stock issuable pursuant to the pre-funded warrants. Pursuant to Securities and Exchange Commission staff interpretation, the entire fee is allocated to the common stock underlying the pre-funded warrants.